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                                                                    EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of International Lease Finance Corporation for the registration of $2,000,000,000 of Debt Securities and to the incorporation by reference therein of our report dated February 19, 1997, with respect to the consolidated balance sheet of International Lease Finance Corporation and subsidiaries as of December 31, 1996, and the consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996, and the related schedule all included in its Annual Report on form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                             ERNST & YOUNG LLP


Los Angeles, California
March 8, 1999